AGREEMENT AND PLAN OF MERGER





                                  By and Among
                          TotalNet Communications Inc.
                            GST Newco of Texas, Inc.
                                       and
                          GST Telecommunications, Inc.






                            Dated: September 27, 1996

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         AGREEMENT  AND PLAN OF MERGER (the  "Agreement")  dated  September  27,
1996, by and among TOTALNET COMMUNICATIONS INC., a Texas corporation (the "Company"), GST NEWCO OF TEXAS, INC., a Delaware corporation ("Sub"), and GST TELECOMMUNICATIONS, INC., a federally chartered Canadian corporation ("GST" or the "Buyer").

         Sub and GST are collectively the "GST Companies." Sub is a newly-formed corporation that is a wholly-owned direct subsidiary of GST. GST is a public company whose Common Shares, without par value (the "GST Common Shares"), are traded on the American Stock Exchange (the "AMEX").

                                    PREAMBLE

         GST, GST Net, Inc. and certain of the shareholders of the Company are parties to a letter of intent dated June 27, 1996 (the "Letter of Intent"), which sets forth the principal terms and conditions involving a proposed business combination of GST and the Company. The Boards of Directors of the Company and the GST Companies are of the opinion that the transactions described herein are the most desirable means of accomplishing such proposed business combination and are in the best interests of the parties and their respective shareholders. This Agreement provides for the acquisition of the Company by GST pursuant to a merger whereby Sub merges with and into the Company. At the effective time of the Merger (as hereinafter defined), the outstanding shares of the capital stock of the Company, $1.00 par value per share (the "TotalNet Stock"), shall be converted into the right to receive GST Common Shares. As a result, the persons listed on Exhibit A hereto, who are currently all of the shareholders of the Company (individually, a "Shareholder" and collectively, the "Shareholders"), shall become shareholders of GST and the Company shall continue to conduct its business and operations as a wholly- owned subsidiary of GST. Exhibit A shall be amended to include any persons who become shareholders of the Company after the date hereof as a result of the exercise of any outstanding options, warrants, convertible securities or other rights to acquire shares of the Company's capital stock.

         The transactions described in this Agreement have been approved by GST, the sole shareholder of Sub, and their consummation is subject to the receipt of certain regulatory approvals and the satisfaction of certain other conditions described in this Agreement. The Company intends promptly to submit this Agreement for the approval of the Shareholders.

         It is the intention of the parties to this Agreement that the Merger qualify for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, as amended (the "Code"), and that no boot is to payable in connection therewith (other than the payment of cash in lieu of fractional shares).

         NOW,   THEREFORE,   in  consideration  of  the  above  and  the  mutual
warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:

                                    ARTICLE I

                      TRANSACTIONS AND TERMS OF THE MERGER

         Section 1.1 MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined), Sub shall be merged with and into the Company, in accordance with the provisions of the Texas Business Corporation Act (the "TBCA") and the General Corporation Law of the State of Delaware (the "DGCL") and with the effect provided in the TBCA and the DGCL (the "Merger"). The Company shall be the surviving corporation of the Merger (the "Surviving Corporation"), and it shall be a wholly- owned subsidiary of GST and shall continue to be governed by the laws of the State of Texas. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of the Company and each of the GST Companies.

         Section 1.2 TIME AND PLACE OF CLOSING. The closing of the transactions contemplated hereby (the "Closing") will take place on the date that the Effective Time occurs but in no event later than, or at such other time as the parties, acting through their authorized officers, may mutually agree (the date on which such closing occurs being hereinafter referred to as the "Closing Date"). The Closing shall be held at the office of the Company's counsel, Brown, Parker & Leahy, L.L.P., Two Allen Center, 1200 Smith Street, Suite 3600, Houston, Texas.

         Section 1.3 EFFECTIVE TIME. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Articles of Merger reflecting the Merger (the "Articles of Merger") shall become effective with the Secretary of State of the State of Texas (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by authorized officers of each party, the parties shall use their reasonable efforts to cause the Effective Time to occur on the first business day following the effective date (including expiration of any applicable waiting period) of the last required consent of any Governmental Authority (as hereinafter defined) having authority over and approving or exempting the Merger.

         Section 1.4 CHARTER. The Articles of Incorporation of the Company in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until otherwise amended or repealed.

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         Section  1.5 BYLAWS.  The Bylaws of the  Company in effect  immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed.

         Section 1.6 DIRECTORS AND OFFICERS. The directors and officers of the Company in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the respective directors and officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

         Section 1.7  CONVERSION  OF SHARES.  Subject to the  provisions of this
Section 1.7 through Section 1.10, at the Effective Time, by virtue of the Merger and without any action on the part of the Company, the GST Companies or the shareholders of any of the foregoing, the shares of the constituent corporations to the Merger shall be converted as follows:

                  (a) Each GST Common Share issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

                  (b) All of the shares of Common Stock, $.01 par value per share, of Sub issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into 100 shares of TotalNet Stock.

                  (c) All of the shares of TotalNet Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into GST Common Shares having an aggregate value (the "Exchange Shares" or the "Consideration") equal to (i) the product of (a) the average monthly gross revenue of the Company, as recorded in accordance with U.S. GAAP applied on a consistent basis, for the Measuring Period multiplied by (b) 9, less (without duplication) (ii) the sum of (w) the amount of any debt of the Company outstanding to Southwest Bank of Texas, N.A., under the Company's line of credit with such bank (the "Line of Credit") other than borrowings incurred to fund Permitted Payments (x) amounts outstanding under capitalized leases of the Company, (y) the amount of any Permitted Payments and (z) $35,000. For purposes hereof, the term "Permitted Payments" shall mean the sum of any of the following payments made on or before the Closing Date:
         (A) the amounts paid by the Company to cancel or buy back any options or other rights to purchase the capital stock of the Company in accordance with Section 5.3 and (B) the amount of any payments by the Company to Brown, Parker & Leahy LLP, counsel to the Company, or Marcie Zlotnik in accordance with the Section 5.4. For the purposes hereof, the term "Measuring Period" shall mean the two calendar months next preceding the calendar month that next precedes the calendar month in which the Closing Date occurs. For example, if the Closing were to occur on November 6, 1996,

         August and September 1996 would be the two calendar months constituting the Measuring Period. In the case of each of (w) and (x) above, the amount thereof shall be determined as of the latest practicable date prior to the Closing Date. The Consideration shall be payable as follows: (i) 60% of the Consideration shall be payable on the Closing Date subject to the limitations set forth below; and (ii) the balance of the Consideration shall be payable on the first anniversary of the Closing Date. For purposes of this Section 1.7 and for determining the number of Exchange Shares issuable in payment of the Consideration on the Closing Date and on the first anniversary of the Closing Date, the value of each Exchange Share shall be equal to the average of the closing sale price of a GST Common Share on the AMEX, or GST's then principal United States trading market if other than the AMEX, for the 10 consecutive trading days ending three trading days prior to any date on which a payment is to be made (the "Market Price"); PROVIDED, HOWEVER, that in the case of such shares issuable on the first anniversary of the Closing Date, in the event that (A) the average sales price computed in accordance with this sentence is less than 70% of the Market Price on the Closing Date, the Market Price shall nevertheless be fixed at 70% of the Market Price on the Closing Date and (B) the average sales price computed in accordance with this sentence is greater than $20 (or appropriately adjusted from $20 in the event that any anti-dilution event as set forth in Section 1.8 shall occur after the date of this Agreement) prior to the Market Price shall nevertheless be fixed at $20 (or appropriately adjusted from $20 in the event that any anti- dilution event as set forth in Section 1.8 shall occur after the date of this Agreement). The Consideration shall be allocated among each of the Shareholders in accordance with each Shareholder's proportionate share of the total number of shares of TotalNet Stock, as shown on Exhibit A hereto, as amended for any option exercises prior to the Closing. The Consideration to be delivered on the Closing Date to the Exchange Agent (as hereinafter defined) pursuant to Section 2.1 hereof for distribution to the Shareholders under Section 2.1 shall be reduced by such number of Exchange Shares as is equal to 10% of the dollar value of the Consideration as of the Closing Date (the "Escrowed Shares") in connection with the indemnification by the Shareholders set forth in Section 9.1 hereof (such reduction to be allocated among all the Shareholders in accordance with the percentages set forth opposite each Shareholder's name in Exhibit A hereto), which shall be deposited with Olshan Grundman Frome & Rosenzweig LLP, as the Escrow Agent (the "Escrow Agent"), to be held and applied pursuant to the terms and provisions of the Escrow Agreement between GST and the Shareholders, a copy of which is attached as Annex A hereto.

         Section 1.8 ANTI-DILUTION PROVISIONS. In the event GST changes the number of GST Common Shares issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, if necessary, the anticipated Effective Time shall be postponed for an appropriate period of time agreed upon by the parties in order for the trading price of GST Common Shares to reflect the market effect of such stock split, stock dividend, or similar recapitalization.

         Section 1.9 SHARES HELD IN TREASURY. Each of the shares of TotalNet Stock held by the Company as treasury stock shall be cancelled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

         Section 1.10 FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement, each holder of shares of TotalNet Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a GST Common Share (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of GST Common Share multiplied by the market value of one GST Common Share at the time such Consideration would be payable in accordance with Section 1.7(c). The market value of one GST Common Share at the such time shall be the last sale price of GST Common Shares on the AMEX (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.


                                   ARTICLE II

                               EXCHANGE OF SHARES

         Section 2.1 EXCHANGE PROCEDURES. Promptly after the Merger, Montreal Trust or another trust company or similar institution acceptable to GST and to the Company, acting in the capacity of exchange agent (the "Exchange Agent"), shall mail to the former shareholders of the Company appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of TotalNet Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). The Exchange Agent may establish reasonable and customary rules and procedures in connection with its duties. After the Effective Time, each holder of shares of TotalNet Stock (other than shares to be cancelled pursuant to
Section 1.9 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall upon surrender thereof be entitled to receive in exchange therefor at the times specified in Section 1.7 of this Agreement the Consideration provided in such Section 1.7(c), together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 2.2 of this Agreement. To the extent required by Section 1.10 of this Agreement, each holder of shares of TotalNet Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional GST Common Share to which such holder may be otherwise entitled (without interest) at the time payment is made under Section 1.7(c) hereof. GST shall not be obligated to deliver the consideration to which any former holder of TotalNet Stock is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates representing the shares of TotalNet Stock for exchange as provided in this Section 2.1. The certificate or certificates of TotalNet Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither the GST Companies nor the Exchange Agent shall be liable to a holder of TotalNet Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property law. Acknowledgment of Articles I and II of this Agreement by the Shareholders pursuant to the Acknowledgment and Agreement, a copy of which is attached as Annex B hereto (the "Acknowledgment and Agreement"), shall constitute ratification of the appointment of the Exchange Agent.

         Section 2.2 RIGHTS OF FORMER SHAREHOLDERS OF THE COMPANY. At the Effective Time, the stock transfer book of the Company shall be closed as to holders of TotalNet Stock immediately prior to the Effective Time and no transfer of TotalNet Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of
Section 2.1 of this Agreement, each certificate theretofore representing shares of TotalNet Stock (other than shares to be cancelled pursuant to Section 1.9 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 1.7(c) and 1.10 of this Agreement in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that have been declared or made by the Company in respect of such shares of TotalNet Stock in accordance with the terms of this Agreement and that remain unpaid at the Effective Time. Whenever a dividend or other distribution is declared by GST on the GST Common Shares, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all GST Common Shares issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of GST Common Shares as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of TotalNet Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 2.1 of this Agreement. However, upon surrender of such certificate, both the GST Common Share certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such certificate.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to the Buyer as follows:

         Section 3.1 CORPORATE ORGANIZATION; REQUISITE AUTHORITY TO CONDUCT BUSINESS; ARTICLES OF INCORPORATION AND BY-LAWS. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. The Company has provided the Buyer with true and complete copies of its Articles of Incorporation (certified by the Secretary of State of the State of Texas) and By-laws (certified by the Secretary of the Company) as in effect on the date hereof. Prior to the Closing, the minute books of the Company will be delivered to the Buyer, and will contain true and complete records of all meetings and consents in lieu of meeting of the Company's Board of Directors and of the Company's shareholders since the incorporation of the Company, which accurately reflect in all material respects all transactions referred to in such minutes and consents in lieu of meeting. The Company has all corporate power and authority to own, operate and lease its properties and to carry on its business as the same is now being conducted. Except as disclosed in writing by the Company to GST prior to the date hereof, the Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in every jurisdiction in which the conduct of its business or the ownership or leasing of its properties requires it to be so qualified or licensed, except where the failure to be so qualified or licensed would not have a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise), results of operations or net worth of the Company (a "Company Material Adverse Effect").

         Section 3.2 CAPITALIZATION. The authorized capital stock of the Company consists of 500,000 shares of TotalNet Stock, 218,213 of which are issued and outstanding on the date hereof. The capital stock of the Company is duly authorized and all issued capital stock has been duly and validly issued and is fully paid and non-assessable and free of preemptive rights. Except as set forth on Schedule 3.2 hereto, there is not outstanding, and the Company is not bound by or subject to, any subscription, option, warrant, call, right, contract, commitment, agreement, understanding or arrangement to issue any additional shares of capital stock of the Company, including any right of conversion or exchange under any outstanding security or other instrument, and no shares are reserved for issuance for any purpose. Except as set forth on Schedule 3.2 hereto, there are no voting trusts or other agreements or understandings of any kind with respect to the Company's outstanding capital stock.

         Section 3.3 SUBSIDIARIES, ETC. The Company does not own (directly or indirectly) any equity interest in any corporation, partnership, limited liability company, joint venture, association or other entity.

         Section 3.4 AUTHORITY RELATIVE TO AND VALIDITY OF AGREEMENTS. The Company has the requisite corporate power and authority to execute and deliver this Agreement and the Employment Agreement with Marcie C. Zlotnik which is a condition precedent to the Closing and shall be entered into as provided in
Section 8.4 (the "Employment Agreement") and to assume and perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Employment Agreement (collectively, the "Transaction Documents") by the Company and the performance by the Company of its obligations thereunder has been duly authorized by its Board of Directors and no further authorization on the part of the Company is necessary to authorize the execution and delivery by it of, and the performance of its obligations under the Transaction Documents. There are no corporate, contractual, statutory or other restrictions of any kind upon the power and authority of the Company to execute and deliver the Transaction Documents and to consummate the transactions contemplated thereunder and, except as set forth on Schedule 3.5 hereto or in a writing delivered by the Company to GST prior to the date hereof, no action, waiver or consent by any foreign, federal, state, municipal or other governmental department, commission or agency (a "Governmental Authority") is necessary to make each of the Transaction Documents a valid instrument binding upon the Company in accordance with its terms. This Agreement has been duly executed and delivered by the Company and constitutes, and the other Transaction Documents, when executed and delivered by the Company in accordance with their respective terms will constitute, legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms, except (i) as such enforceability may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and (ii) as such obligations are subject to general principles of equity.

         Section 3.5 REQUIRED FILINGS AND CONSENTS; NO CONFLICT. Except as set forth on Schedule 3.5 hereto or in a writing delivered by the Company to GST prior to the date hereof, the Company is not required to submit any notice, report or other filing to any Governmental Authority in connection with the execution, delivery or performance of the Transaction Documents.

The execution, delivery and performance of the Transaction Documents by the Company and the consummation of the transactions contemplated thereby do not and will not (a) except as set forth on Schedule 3.5 hereto or in a writing delivered by the Company to GST prior to the date hereof, conflict with or violate any law, regulation, judgment, order or decree binding upon the Company,
(b) conflict with or violate any provision of its Articles or By-laws, or (c) conflict with or result in a breach of any condition or provision of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the creation or imposition of any lien, charge or encumbrance upon any properties or assets of the Company pursuant to, or cause or permit the acceleration prior to maturity of any amounts owing under, any indenture, loan agreement, mortgage, deed of trust, lease, contract, license, franchise or other agreement or instrument to which the Company is a party or which is or purports to be binding upon the Company or by which any of its properties are bound, except for conflicts, breaches, defaults, events, liens, changes, encumbrances or rights of acceleration that would not have a Company Material Adverse Effect. The execution, delivery and performance of the Transaction Documents by the Company and the consummation of the transactions contemplated thereby will not result in the loss of any license, franchise, legal privilege or permit possessed by the Company or give a right of termination to any party to any agreement or other instrument to which the Company is a party or by which any of its properties are bound, except for losses or rights of termination that would not have a Company Material Adverse Effect.

         Section 3.6 FINANCIAL STATEMENTS; BOOKS OF ACCOUNT; RECORDS. The Company has heretofore delivered to the Buyer true and complete copies of the Company's audited balance sheets, income statements and statements of cash flow for the fiscal years ended December 31, 1994 and 1995, together with the respective report(s) thereon of Coopers & Lybrand, the independent auditors of the Company and unaudited statements for the six-month period ended June 30, 1996 and any financial statements available after such date (together with the related notes, such year-end and interim financial statements are referred to in this Agreement as the "Financial Statements"). The Financial Statements have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the financial position of the Company as of the respective dates thereof and the results of operations of the Company for the periods indicated, except that the unaudited interim financial statements are subject to normal and recurring year end adjustments, which are not expected to be material in amount.

         The general ledgers, books of account and other records of the Company are complete and correct in all material respects, have been maintained in accordance with good business practices and the matters contained therein are appropriately and accurately reflected in all material respects in the Financial Statements.

         Section 3.7 NO UNDISCLOSED LIABILITIES. Except as set forth on Schedule
3.7 hereto, the Company has no debt, liability or obligation of any nature (whether liquidated, unliquidated, accrued, absolute, contingent or otherwise and whether due or to become due) except:

                  (a) those set forth or reflected in the Financial Statements and that have not been paid or discharged since the date thereof; and

                  (b) current liabilities arising in the ordinary and usual course of business subsequent to June 30, 1996 that are accurately reflected on its books and records in a manner consistent with past practice.

         Section 3.8 ABSENCE OF CERTAIN CHANGES AND EVENTS. Except as set forth in Schedule 3.8 hereto, since June 30, 1996, there has not been, with respect to the Company, (i) any Company Material Adverse Effect; (ii) any strike, picketing, work slowdown or labor disturbance; (iii) any material damage, destruction or loss (whether or not covered by insurance) with respect to any assets or properties material to its business or operations; (iv) any redemption or other acquisition by it of TotalNet Stock or any declaration or payment of any dividend or other distribution in cash, stock or property with respect thereto; (v) any entry into any commitment or transaction (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business or as contemplated by this Agreement; (vi) any transfer of, or rights granted under, any leases, licenses, agreements, patents, trademarks, trade names, or copyrights other than those transferred or granted in the ordinary course of business and consistent with past practice; (vii) any mortgage, pledge, security interest or imposition of any other encumbrance on any assets or properties except in the ordinary course of business; (viii) any payment of any debts, liabilities or obligations of any kind other than those currently due; (ix) any cancellation of any debts or claims or forgiveness of amounts owed to the Company; or (x) any change in accounting principles or methods (except insofar as may have been required by a change in U.S. GAAP). Since December 31, 1995, the Company has conducted its business only in the ordinary course and in a manner consistent with past practice and has not made any material change in the conduct of its business or operations.

         Section 3.9 TAXES AND TAX RETURNS.  (a) For purposes of this Agreement,
(i) the term "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, property, sales, license, payroll and franchise taxes, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof whether computed on a unitary, combined or any other basis; and such term shall include any interest and penalties or additions to tax; and (ii) the term "Tax Return" shall mean any report, return or other information required to be filed with, supplied to or otherwise made available to a taxing authority in connection with Taxes.

         (b) The Company has (i) duly filed with the appropriate taxing authorities all Tax Returns required to be filed by or with respect to the Company, and all such duly filed Tax Returns are true, correct and complete in all respects, and (ii) paid in full or made adequate provisions for on its balance sheet (in accordance with U.S. GAAP) all Taxes shown to be due on such Tax Returns. There are no liens for Taxes upon the assets of the Company, except for statutory liens for current Taxes not yet due and payable or that may thereafter be paid without penalty or are being contested in good faith. Except as set forth on Schedule 3.9 hereto, the Company has not received any notice of audit, is not undergoing any audit of its Tax Returns, and has not received any notice of deficiency or assessment from any taxing authority with respect to liability for Taxes of the Company, which has not been fully paid or finally settled. There have been no waivers of statutes of limitations by the Company with respect to any Tax Returns that relate to the Company. The Company has not filed a request with the Internal Revenue Service for changes in accounting methods within the last two years, which change would affect the accounting for tax purposes, directly or indirectly, of the Company.

         Section 3.10 EMPLOYEE BENEFIT PLANS. Schedule 3.10 hereto comprises a listing of each bonus, stock option, stock purchase, benefit, profit sharing, savings, retirement, liability, insurance, incentive, deferred compensation, and other similar fringe or employee benefit plans, programs or arrangements for the benefit of or relating to, any employee of, or independent contractor or consultant to, and all other compensation practices, policies, terms or conditions, whether written or unwritten (the "Company Employee Plans") which the Company presently maintains, to which the Company presently contributes or under which the Company has any liability and which relate to employees or independent contractors of the Company. Company Employee Plans administered by the Company have been administered in all material respects in accordance with all requirements of applicable law and all terms of each such plan. Each Company Employee Plan that is required or intended to be qualified under applicable law or registered or approved by a governmental agency or authority, has been so qualified, registered or approved by the appropriate governmental agency or authority and to the Company's knowledge, nothing has occurred since the date of the last qualification, registration or approval to adversely affect in any material respect, or cause, the appropriate governmental agency or authority to revoke such qualification, registration or approval. All contributions (including premiums) required by law or contract to have been made or approved by the Company under or with respect to Company

Employee Plans have been paid or accrued by the Company. Without limiting the foregoing, there are no unfunded liabilities under any Company Employee Plan. The Company has not received notice of any investigations, litigation or other enforcement actions against the Company with respect to any of the Company Employee Plans. There are no pending actions, suits or claims by former or present employees of the Company (or their beneficiaries) with respect to the Company Employee Plans or the assets or fiduciaries thereof (other than routine claims for benefits).

         Section 3.11 TITLE TO PROPERTY. The Company has good and marketable title, or valid leasehold rights (in the case of leased property), to all real property and all personal property purported to be owned or leased by it or used in the operation of its business and necessary to the operation of its business, free and clear of all Encumbrances, excluding (i) liens for taxes, fees, levies, imposts, duties or governmental charges of any kind that are not yet delinquent or are being contested in good faith by appropriate proceedings that suspend the collection thereof; (ii) liens for mechanics, materialmen, laborers, employees, suppliers or others that are not yet delinquent or are being contested in good faith by appropriate proceedings; (iii) liens created in the ordinary course of business in connection with the leasing or financing of office, computer and related equipment and supplies or that secure indebtedness to Southwest Bank of Texas, N.A.; and (iv) easements and similar encumbrances ordinarily created for fuller utilization and enjoyment of property. All of such owned or leased property with a value in excess of $5,000 is listed on Schedule 3.11 hereto.

         Section 3.12 TRADEMARKS, PATENTS AND COPYRIGHTS. (a) For purposes of this Agreement, the term "Company Rights" shall mean all worldwide industrial and intellectual property rights, including, without limitation, each patent, patent rights, license, patent application, trade name, trademark, trade name and trademark registration, copyright, copyright registration, copyright application, service mark, brand mark and brand name, trade secrets relating to or arising from any proprietary process, formula, source or object code, owned or possessed by the Company necessary for the conduct of the Company's business. The Company owns or has the right to use, sell or license all Company Rights and such Company Rights are sufficient for the conduct of the Company's businesses as being conducted as of the date hereof. Schedule 3.12 hereto lists each patent, patent right, patent application, tradename registration, trademark registration, copyright registration, copyright application, source and object code owned or possessed by the Company;

         (b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a breach of any instrument or agreement governing any Company Rights, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Company Rights or impair the right of the Company to use, sell or license any Company Rights or any portion thereof, except for breaches, forfeitures, terminations, rights of forfeiture or termination, or impairments that would not have a Company Material Adverse Effect;

         (c) Neither the manufacture, marketing, license, sale or intended use of any product currently licensed or sold by the Company or currently under development by the Company violates any license or agreement between the Company and any third party relating to such product or infringes any intellectual property right of any other party, and there is no pending or, to the best knowledge of the Company, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Company Right nor, to the best knowledge of the Company is there any basis for any such claim, nor has the Company received any notice asserting that any Company Right or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, nor, to the best knowledge of the Company, is there any basis for any such assertion, except for such violations, infringements, threatened claims or litigations or conflicts as would not have a Company Material Adverse Effect; and

         (d) No current or prior officers, employees or consultants of the Company claim an ownership interest in any Company Rights as a result of having been involved in the development of such property while employed by or consulting to the Company or otherwise.

         Section 3.13 LEGAL PROCEEDINGS, CLAIMS, INVESTIGATIONS, ETC. Except as set forth on Schedule 3.13 hereto, there is no legal, administrative, arbitration or other action or proceeding or governmental investigation pending, or to the knowledge of the Company, threatened, against the Company or any director, officer or employee thereof relating to the Company's business. The Company is not currently subject to any judgment, order, injunction or decree of any court, arbitral authority, administrative agency or other governmental authority.

         Section 3.14 INSURANCE. Schedule 3.14 hereto sets forth a list and brief description of all existing insurance policies maintained by the Company pertaining to its business properties, personnel or assets. The Company is not in default with respect to any provision contained in any insurance policy, and has not failed to give any notice or present any claim under any insurance policy in due and timely fashion. All such policies shall have been delivered to the GST Companies prior to the Closing and at all times prior to the Closing shall be in full force and effect. All payments with respect to such policies are current and the Company has not received any notice threatening a suspension, revocation, modification or cancellation of any such policy.

         Section 3.15  MATERIAL  CONTRACTS.  (a) Except as set forth in Schedule
3.15 hereto, the Company is not a party to and is not bound by any contract or has any commitment, whether written or oral, which has a term in excess of one year and will result in payments in excess of $3,000 or require material performance on the part of the Company, other than (i) contracts or commitments entered into in the ordinary course of business with vendors and customers and
(ii) contracts or commitments cancelable upon not more than 30 days' notice. Each of the contracts and commitments set forth in Schedule 3.15 hereto and each of the other contracts and commitments to which the Company is a party, is valid and existing, in full force and effect and enforceable in accordance with its terms (subject to equitable principles and limitations on indemnity) and there is no default or claim of default against the Company or any notice of termination with respect thereto that would have a Company Material Adverse Effect. The Company has complied in all respects with all requirements of, and performed all of its obligations under, such contracts and commitments as necessary to prevent a Company Material Adverse Effect. In addition, no other party to any such contract or commitment is, to the best of the Company's knowledge, in default under or in breach of any term or provision thereof, and there exists no condition or event which, after notice or lapse of time or both, would constitute a default by any party to any such contract or commitment that would have a Company Material Adverse Effect. Copies of all the written documents and a synopsis of all oral contracts and commitments described in
Schedule 3.15 hereto have heretofore been made available to the Buyer and are true and complete and include all amendments and supplements thereto and modifications thereof to and including the date hereof.

         (b) Except as set forth in Schedule 3.15 hereto, the Company is not a party to any oral or written (i) agreement with any consultant, executive officer or other key employee the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of the transactions contemplated by this Agreement, or (ii) agreement or plan, including any stock option plan and the like, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the transactions contemplated by this Agreement, except that options outstanding on the date hereof may be exercised prior to the Closing Date.

         Section 3.16 CERTAIN TRANSACTIONS. Except as set forth on Schedule 3.16 hereto, no officer, director or any employee of the Company, or any member of any such person's immediate family is presently a party to any transaction with the Company relating to the business of the Company, including without limitation, any contract, agreement or other arrangement (i) providing for the furnishing of services by, (ii) providing for the rental of real or personal property from, or (ii) otherwise requiring payments to (other than for services as officers, directors or employees of the Company), any such person or any corporation, partnership, trust or other entity in which any such person has a substantial interest as a stockholder, officer, director, trustee or partner.

         Except as set forth on Schedule 3.16 hereto, no shareholder or director and no "affiliate" or "associate" (as such terms are defined in the rules and regulations promulgated under the Securities Act of 1933, as amended (the "Securities Act")) thereof holds any position or office with or has any material financial interest, direct or indirect, in any supplier, customer or account of, or other outside business that has material transactions with, the Company.

         Section 3.17 BROKER. No broker, finder or investment banker is entitled to any brokerage or finder's fee or other commission in connection with the transactions contemplated hereby based on any agreements, arrangements or understandings reached or made by, with or on behalf of the Company or the Shareholders.

         Section 3.18 ENVIRONMENTAL MATTERS. (a) The Company is not the subject of, or to the Company's knowledge, being threatened to be the subject of (i) any enforcement proceeding, or (ii) any investigation, brought in either case under any federal, state or local environmental law, rule, regulation, or ordinance at any time in effect or (iii) any third party claim relating to environmental conditions on or off the properties of the Company. The Company has not been notified that it must obtain any permits and licenses or file documents for the operation of its business under federal, state and local laws relating to pollution protection of the environment. To the Company's knowledge, no conditions exist on or off the properties of the Company that will give rise to any liabilities, known or unknown, under any federal, state or local environmental law, rule, regulation or ordinance, or as the result of any claim of any third party. For the purposes of this Section 3.18, an investigation shall include, but is not limited to, any written notice received by the Company that relates to the onsite or offsite disposal, release, discharge or spill of any waste, waste water, pollutant or contaminants.

         (b) There are no toxic wastes or other toxic or hazardous substances or materials, pollutants or contaminants that the Company (or, to the best of the Company's knowledge, any previous occupant of the Company's facilities) has used, stored or otherwise held in or on any of the facilities of the Company, which, are present at or have migrated from the facilities, whether contained in ambient air, surface water, groundwater, land surface or subsurface strata. The facilities have been maintained by the Company in compliance with all environmental protection, occupational, health and safety or similar laws, ordinances, restrictions, licenses, and regulations such that there will not be a Company Material Adverse Effect. The Company has not disposed of or arranged (by contract, agreement or otherwise) for the disposal of any material or substance that was generated or used by the Company at any off-site location that has been or is listed or proposed for inclusion on any list promulgated by any Governmental Authority for the purpose of identifying sites that pose a danger to health and safety. There have been no environmental studies, reports and analyses made or prepared in the last five years relating to the facilities of the Company. The Company has not installed any underground storage tanks in any of its facilities and, to the Company's knowledge, none of such facilities contain any underground storage tanks.

         Section 3.19 ILLEGAL PAYMENTS. The Company and the Shareholders have not, directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, that is in any manner related to the business or operations of the Company, that the Company knows or has reason to believe to have been illegal under any federal, state or local laws or the laws of any other country having jurisdiction. The Company and the Shareholders have not participated, directly or indirectly, in any boycotts affecting any of the Company's actual or potential customers.

         Section 3.20 COMPLIANCE WITH LAW. Except as disclosed in a writing delivered by the Company to GST prior to the date hereof, the Company has complied in all respects with all laws, rules, regulations, arbitral determinations, orders, writs, decrees and injunctions that are applicable to or binding upon the Company or its properties such that there will not be a Company Material Adverse Effect. Schedule 3.20 lists all franchises, licenses, permits, consents, authorizations, approvals and certificates of any regulatory, administrative or other governmental agency or body used in conducting the Company's business. Except as disclosed in such writing, each of such permits is currently valid and in full force and effect and such permits constitute all franchises, licenses, permits, consents, authorizations, approvals, and certificates of any regulatory, administrative or other governmental agency or body necessary to the conduct of the Company's business. Seller is not in violation of such permits. There is no pending or threatened proceeding that could result in the revocation or cancellation of, or inability of the Company to renew, any such permit.

         Section 3.21 RECEIVABLES. Each account receivable reflected on the balance sheet of the Company for the year ended December 31, 1995 and the six-month period ended June 30, 1996 constitutes a bona fide receivable resulting from a bona fide sale to a customer in the ordinary course of business, the account of which was actually due on the date hereof and has been or will be collected in the ordinary course of business. The books and records of the Company state correctly in all material respects the facts with respect to each account receivable of the Company and the balance due thereon. Each payment reflected on such books and records as having been made on each such account receivable was made by the respective account debtor and not directly or indirectly by any director, officer, employee or agent of the Company unless such person is shown on said books and records as such account debtor. Each document and instrument evidencing, securing or relating to each account receivable, including, without limitation, each insurance policy, certificate, bill or statement, is correct and complete in all material respects, is genuine and valid and is enforceable in accordance with its terms. To the Company's knowledge, there are no defenses, claims of disabilities, counterclaims, offsets, refusals to pay or other material rights of set-off against any accounts receivable and there is no threatened, intended or proposed defense, claim or disability, counterclaim, offset, refusal to pay or other material right of set-off with respect thereto. Each account receivable, each document and instrument and each transaction underlying or relating thereto conforms in all material respects, including, without limitation, in respect of interest rates charged, notices given and disclosures made, to the requirements and provisions of each applicable law, rule or regulation relating to credit or consumer requirements.

         Section 3.22 LABOR. The Company is not a party to any representation or labor contract. The Company has not received any notice from any labor union or group of employees that such union or group represents or believes or claims it represents or intends to represent any of the employees of the Company; no strike or work interruption by any of its employees is planned, under consideration, threatened or imminent; and neither the Company nor any officer or director thereof has made any loan or given anything of value, directly or indirectly, to any officer, official, agent or representative of any labor union or group of employees. At no time during the past five years has the Company experienced any threats of strikes, work stoppages or demands for collective bargaining by any union or labor organization or any other group or other organization of employees, any grievances, disputes or controversies with any union or any other group or other organization of employees, or any pending or threatened court of arbitration proceedings involving an employment grievance, dispute or controversy. The Company is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such employees. In the event of termination of the employment of any said employees, neither the Company nor the GST Companies will by reason of anything done prior to the Closing be liable to any of said employees for so-called "severance pay" or any other payments. The Company is in compliance with all federal, state and local laws and regulations respecting labor, employment and employment practices, terms and conditions of employment and wages and hours and there is no unfair labor practice complaint against the Company pending before the National Labor Relations Board or any comparable state or local agency such that there will not be a Company Material Adverse Effect.

         Section 3.23 OFFICERS, EMPLOYEES AND COMPENSATION. Schedule 3.23 hereto lists and describes as of June 30, 1996, the base salary, fringe benefits and perquisites of any current employee of the Company whose total current base salary exceeds or exceeded in the last year $25,000 annually. Except as disclosed on Schedule 3.23 hereto, there are no other forms of compensation paid by the Company to any such officer or employee. The provisions for wages and salaries accrued on the Financial Statements are and will be adequate to reflect all obligations for wages and salaries and other compensation to the Company's employees through June 30, 1996 including, without limitation, vacation pay, sick pay, and all commissions and other fees due and payable to agents, salesmen and other employees of the Company. The Company is not obligated, directly or indirectly, to any director or shareholder of the Company or any person related to such person by blood or marriage, except for current liability for compensation. None of the Shareholders or the Company has any agreements or understandings with any officer, employee or representative of Shareholders or the Company that would influence any such person not to remain associated with the Company or not to become associated with the GST Companies from and after the Closing Date or from serving the Company or the GST Companies in a capacity similar to the capacity currently held. Schedule 3.23 hereto sets forth the Company's present severance policy and the names, amounts and payment schedules relating to persons currently receiving severance payments or retiree medical benefits.

         Section 3.24 BANKS; SAFE DEPOSIT BOXES. Schedule 3.24 hereto lists the names and locations of all banks at which the Company has an account and/or safe deposit boxes, the numbers of any such accounts and the names of all persons authorized to draw thereon or to have access thereto.

         Section 3.25 CREDIT TERMS. Schedule 3.25 hereto sets forth all the material terms and conditions of credit greater than "net 30" given to any customer of the Company and all discounts given by the Company to its customers.
Schedule 3.25 hereto sets forth a copy of the Company's standard warranties and guarantees and any material departures therefrom.

         Section 3.26 CLOSING DATE EFFECT. All of the representations and warranties of the Shareholders and the Company are true and correct as of the date hereof and shall be true and correct on and as of the Closing Date with the same force and effect as if such representations and warranties were made by the Shareholders and the Company to the Buyer on the Closing Date.

         Section 3.27 COMPLETE DISCLOSURE. No representation or warranty made by the Company or the Shareholders in this Agreement, and no exhibit, schedule, statement, certificate or other writing furnished to the Buyer by or on behalf of the Company or any Shareholder pursuant to this Agreement or in connection with the transactions contemplated hereby, contains or will contain, any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

         Section 3.28 REORGANIZATION AND REGULATORY MATTERS. The Company has not taken any action nor does it have any knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (ii) materially impede or delay receipt of any consents of Governmental Authorities or result in the imposition of a condition or restriction of the type that would materially adversely impact the economic or business benefits of the transaction contemplated by this Agreement.


                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF THE GST COMPANIES

         The GST Companies hereby jointly and severally represent and warrant to the Company as follows:

         Section 4.1 CORPORATE ORGANIZATION; REQUISITE AUTHORITY TO CONDUCT BUSINESS; ARTICLES OF INCORPORATION AND BY-LAWS. Each of the GST Companies is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of the GST Companies has each provided the Company with true and complete copies of its certificate or articles of incorporation (certified by the Secretary of State of the State of Delaware and the Deputy Director under the Canada Business Corporations Act, respectively) and By-laws (certified by the Secretary of each of the GST Companies, respectively) as in effect on the date hereof. Each of the GST Companies has the requisite corporate power and authority to enter into this Agreement, and to perform its obligations hereunder and to consummate the transactions contemplated hereby; and this Agreement has been duly authorized and approved by the respective Boards of Directors of the GST Companies and no further action on their part is necessary to authorize the execution and delivery by them of, and the performance of their respective obligations under, this Agreement. There are no corporate, contractual, statutory or other restrictions of any kind upon the power and authority of the GST Companies to execute and deliver this Agreement and to consummate the transactions contemplated hereunder and, except as set forth on Schedule 4.2 hereto, no action, waiver or consent by any Governmental Authority is necessary to make this Agreement a valid instrument binding upon the GST Companies in accordance with its terms. Sub is a wholly-owned, direct subsidiary of GST.

         Section 4.2 EXECUTION AND DELIVERY. Except as set forth on Schedule 4.2 hereto, none of the GST Companies is required to submit any notice, report or other filing to any Governmental Authority in connection with the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by each of the GST Companies and constitutes a legal, valid and binding obligation of the GST Companies, enforceable against the GST Companies in accordance with its terms (to the extent each is a party thereto), except (i) as such enforceability may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and (ii) as such obligations are subject to general principles of equity.

         Section 4.3 NO CONFLICTS; ABSENCE OF DEFAULTS. The execution, delivery and performance or this Agreement by the GST Companies and the consummation of the transactions contemplated hereby do not and will not conflict with or violate (a) any of the GST Companies' Certificates or Articles of Incorporation or By-laws or (b) any agreement governing the organization, management, business or affairs of the GST Companies or, in any material respect, any agreement or instrument to which the GST Companies are bound, or (c) except as set forth on
Schedule 4.2, any material law, administrative regulation or rule or court order, judgment or decree applicable to the GST Companies; nor will the execution and delivery of this Agreement or the consummation of the transaction contemplated hereby constitute a material breach of, or any event of default under, any material contract or agreement to which the GST Companies may be bound or affected.

         Section 4.4 CAPITALIZATION. The authorized capital stock of GST consists of (i) an unlimited number of GST Common Shares, 21,170,923 of which were issued and outstanding at June 30, 1996 and (ii) 10,000,000 Preference Shares, none of which are issued and outstanding. The Exchange Shares are duly authorized and when issued in accordance with the terms and conditions of this Agreement shall be validly issued, fully paid and nonassessable. The Exchange Shares are not subject to any preemptive rights or other similar restrictions.

         Section 4.5 SEC REPORTS AND FINANCIAL STATEMENTS. GST has filed with the Securities and Exchange Commission (the "SEC"), and has heretofore provided to the Shareholders true and complete copies of all forms, reports, schedules, statements and other documents required to be filed by it under the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since September 30, 1995 (as such documents have been amended or supplemented since the time of their filing, collectively, the "SEC Reports"). As of their respective dates, the SEC Reports (including without limitation, any financial statements or schedules included therein) (a) did not contain any untrue statement of a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Securities Act and Exchange Act (as the case may be) and all applicable rules and regulations of the SEC promulgated thereunder. Each of the consolidated financial statements included in the SEC Reports has been prepared from, and is in accordance with, the books and records of GST, complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, has been prepared in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presents in all material respects the consolidated results of operations and cash flows (and changes in financial position, if any) of GST as at the dates thereof or for the periods presented therein.

         Section 4.6 NO UNDISCLOSED LIABILITIES. Except as described in the SEC Reports, GST has no material debts, liabilities or obligations of any kind, whether accrued, absolute, contingent or other, whether due or to become due, except current liabilities incurred in the ordinary course of business or that would not have a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise), results of operations or net worth of GST (a "GST Material Adverse Effect").

         Section 4.7 ABSENCE OF CERTAIN CHANGES AND EVENTS. Since June 30, 1996, there has not been, with respect to the GST Companies, (i) GST Material Adverse Effect; (ii) any strike, picketing, work slowdown or labor disturbance; (iii) any material damage, destruction or loss (whether or not covered by insurance) with respect to any assets or properties material to their businesses or operations taken as a whole; (iv) any redemption or other acquisition by it of GST Common Shares or any declaration or payment of any dividend or other distribution in cash, stock or property with respect thereto; (v) any entry into any commitment or transaction (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business or as contemplated by this Agreement; (vi) any transfer of, or rights granted under, any leases, licenses, agreements, patents, trademarks, trade names, or copyrights other than those transferred or granted in the ordinary course of business and consistent with past practice; (vii) any mortgage, pledge, security interest or imposition of any other encumbrance on any assets or properties except in the ordinary course of business; (viii) any payment of any debts, liabilities or obligations of any kind other than those currently due; (ix) any cancellation of any debts or claims or forgiveness of amounts owed to the GST Companies; or (x) any change in accounting principles or methods (except insofar as may have been required by a change in U.S. GAAP). Since December 31, 1995, the GST Companies have conducted their business only in the ordinary course and in a manner consistent with past practice and has not made any material change in the conduct of its business or operations.

         Section 4.8 TAXES AND TAX RETURNS. The GST Companies have (i) duly filed with the appropriate taxing authorities all Tax

Returns required to be filed by or with respect to the GST Companies, and all such duly filed Tax Returns are true, correct and complete in all respects, and
(ii) paid in full or made adequate provisions for on its balance sheet (in accordance with U.S. GAAP) all Taxes shown to be due on such Tax Returns. There are no liens for Taxes upon the assets of the GST Companies, except for statutory liens for current Taxes not yet due and payable or that may thereafter be paid without penalty or are being contested in good faith. The GST Companies have not received any notice of audit, is not undergoing any audit of their Tax Returns, and has not received any notice of deficiency or assessment from any taxing authority with respect to liability for Taxes of the GST Companies, which has not been fully paid or finally settled. There have been no waivers of statutes of limitations by the GST Companies with respect to any Tax Returns that relate to the GST Companies. The GST Companies have not filed a request with the Internal Revenue Service for changes in accounting methods within the last two years, which change would affect the accounting for tax purposes, directly or indirectly, of the GST Companies.

         Section 4.9 BROKER. No broker, finder or investment banker is entitled to any brokerage or finder's fee or other commission in connection with the transactions contemplated hereby based on any agreements, arrangements or understandings reached or made by, with or on behalf of the GST Companies, except for the investment banking fee payable in Exchange Shares to Summit Capital, Inc.

         Section 4.10 LEGAL PROCEEDINGS, CLAIMS, ETC. There is no legal, administrative, arbitration or other action or proceeding or governmental investigation pending, or to the knowledge of the GST Companies, threatened, against the GST Companies, or any director, officer or employee thereof relating to this Agreement or the transactions contemplated hereunder. None of the GST Companies is in violation of, or default under, any laws, ordinances, regulations, judgements, injunctions, orders or decrees of any Governmental Authority. Except as set forth in the SEC Reports, none of the GST Companies is subject to any judgment, order, injunction or decree of any court, arbitral authority or Governmental Authority that would have a GST Material Adverse Effect.

         Section 4.11 ENVIRONMENTAL MATTERS. (a) The GST Companies are not the subject of, or to their knowledge, being threatened to be the subject of (i) any enforcement proceeding, or (ii) any investigation, brought in either case under any federal, state or local environmental law, rule, regulation, or ordinance at any time in effect or (iii) any third party claim relating to environmental conditions on or off the properties of the GST Companies. The GST Companies have not been notified that they must obtain any permits and licenses or file documents for the operation of their business under federal, state and local laws relating to pollution protection of the environment. To the GST Companies' knowledge, no conditions exist on or off the properties of the GST Companies that will give rise to any liabilities, known or unknown, under any federal, state or local environmental law, rule, regulation or ordinance, or as the result of any claim of any third party. For the purposes of this Section 4.11, an investigation shall include, but is not limited to, any written notice received by the GST Companies that relates to the onsite or offsite disposal, release, discharge or spill of any waste, waste water, pollutant or contaminants.

         (b) There are no toxic wastes or other toxic or hazardous substances or materials, pollutants or contaminants that the GST Companies (or, to the best of the their knowledge, any previous occupant of the GST Companies' facilities) has used, stored or otherwise held in or on any of the facilities of the GST Companies, which, are present at or have migrated from the facilities, whether contained in ambient air, surface water, groundwater, land surface or subsurface strata. The facilities have been maintained by the GST Companies in compliance with all environmental protection, occupational, health and safety or similar laws, ordinances, restrictions, licenses, and regulations such that there will not be a GST Material Adverse Effect. The GST Companies have not disposed of or arranged (by contract, agreement or otherwise) for the disposal of any material or substance that was generated or used by the GST Companies at any off-site location that has been or is listed or proposed for inclusion on any list promulgated by any Governmental Authority for the purpose of identifying sites that pose a danger to health and safety. There have been no environmental studies, reports and analyses made or prepared in the last five years relating to the facilities of the GST Companies. The GST Companies have not installed any underground storage tanks in any of its facilities and, to the their knowledge, none of such facilities contain any underground storage tanks.

         Section 4.12 COMPLIANCE WITH LAW. The GST Companies have complied in all respects with all laws, rules, regulations, arbitral determinations, orders, writs, decrees and injunctions that are applicable to or binding upon the GST Companies or their properties such that there will not be a GST Material Adverse Effect.

         Section 4.13 CLOSING DATE EFFECT. All of the representations and warranties of the GST Companies are true and correct as of the date hereof and shall be true and correct on and as of the Closing Date with the same force and effect as if such representations and warranties were made by the GST Companies to the Company on the Closing Date.

         Section 4.14 COMPLETE DISCLOSURE. No representation or warranty made by the Companies in this Agreement, and no exhibit, schedule, statement, certificate or other writing furnished to the Company by or on behalf of the GST Companies pursuant to this

Agreement or in connection with the transactions contemplated hereby, contains or will contain, any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

         Section 4.15 REORGANIZATION MATTERS. None of the GST Companies has taken any action, nor do they have any knowledge of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.


                                    ARTICLE V

                            COVENANTS OF THE COMPANY

         Section 5.1 COVENANTS OF THE COMPANY REGARDING CONDUCT OF BUSINESS OPERATIONS PENDING THE CLOSING. The Company covenants and agrees that between the date of this Agreement and the Closing Date, the Company will carry on its business in the ordinary course consistent with past practice, will use its best efforts to (i) preserve its business organization intact, (ii) retain the services of its present employees, and (iii) preserve the good will of its suppliers and customers, and will not, except in the ordinary course of business, purchase, sell, lease or dispose of any property or assets or incur any liability or enter into any other extraordinary transaction. By way of amplification and not limitation, the Company shall not, between the date of this Agreement and the Closing Date, directly or indirectly, do any of the following without the prior written consent of the Buyer:

         (a) (i) issue, sell, pledge, dispose of, encumber, authorize, or propose the issuance, sale, pledge, disposition, encumbrance or authorization of any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest, of the Company, except pursuant to the exercise of one or more stock options listed on Schedule 3.2 hereto; (ii) amend or propose to amend its Articles of Incorporation; (iii) split, combine or reclassify any of its outstanding shares, or declare, set aside, pay or make any dividend or other distribution payable in cash, stock, property or otherwise with respect thereto; or (iv) redeem, purchase or otherwise acquire any shares of its capital stock;

         (b) (i) make any acquisition (by merger, consolidation, or acquisition of stock or assets) of any corporation, partnership or other business organization or division thereof; (ii) except in the ordinary course of business and in a manner consistent with past practice, sell, pledge, dispose of, or encumber or authorize or propose the sale, pledge, disposition or encumbrance of any of its assets, except for assets that individually or in the aggregate have a value of less than $5,000; (iii) incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, partnership, firm or corporation, or make any loans or advances to any individual, partnership, firm, or corporation, or enter into any contract or agreement to do so, except in the ordinary course of business and consistent with past practice; (iv) authorize any single capital expenditure or series of related capital expenditures each of which is in excess of $5,000; or (v) release or assign any indebtedness owed to it or any claims held by it, except in the ordinary course of business and consistent with past practice;

         (c) take any action other than in the ordinary course of business and in a manner consistent with past practice (none of which actions shall be unreasonable or unusual) with respect to the grant of any severance or termination pay (otherwise than pursuant to its policies in effect on the date hereof) or with respect to any increase of benefits payable under its severance or termination pay policies in effect on the date hereof;

         (d) make any payments (except in the ordinary course of business and in amounts and in a manner consistent with past practice) under any Company Employee Plan to any employee, independent contractor or consultant, enter into any new Company Employee Plan or any new consulting agreement, grant or establish any awards under such Company Employee Plan or agreement, in any such case providing for payments of more than $5,000, or adopt or otherwise amend any of the foregoing; PROVIDED, HOWEVER, that the Company may make payments to Marcie Zlotnik in an amount not to exceed (i) the amount of proceeds received by the Company after the date hereof from the exercise of any options to acquire shares of TotalNet Stock held by Marcie Zlotnik as of the date hereof (the "Option Payment") and (ii) amounts paid to Marcie Zlotnik permitted under
Section 5.4. Any amounts paid by the Company under this Section other than the Option Payment shall be considered "Permitted Payments" for purposes of Section 1.7(c);

         (e) take any action except in the ordinary course of business and in a manner consistent with past practice (none of which actions shall be unreasonable or unusual) with respect to accounting policies or procedures, other than such actions deemed necessary to comply with U.S. GAAP (including without limitation its procedures with respect to the payment of accounts payable);

         (f) enter into or terminate any material contract or agreement or make any material change in any of its material contracts or agreements, other than
(i) in the ordinary course of business, (ii) relating to indebtedness incurred in clause (b)(iii) above and (iii) agreements, if any, relating to the transactions contemplated hereby;

         (g) enter into any material contract or commitment for network capacity services, switching equipment or services;

         (h) waive any rights of material value or cancel any material debts or claims;

         (i) make any significant organizational or executive personnel changes, including but not limited to the entry into employment agreements, the material modification of existing employment agreements, or any general or executive officer compensation increases not in accordance with past practices; or

         (j) take, or agree in writing or otherwise to take, any of the foregoing actions or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect in any material respect as of the date when made or as of a future date.

         Section 5.2 NO OTHER NEGOTIATIONS. The Company agrees that, between the date of this Agreement and the Effective Time, the Company will not, nor will it permit any of its affiliates (including any officers, directors, employees, financial advisors, brokers, stockholders or any other person acting on their behalf) to, (i) enter into any agreement with a third party with respect to the acquisition, directly or indirectly, of shares or other securities of the Company or a material part of its assets or any merger, business combination, consolidation or reorganization, (ii) enter into discussions or negotiations with a third party regarding such an agreement, or (iii) provide a third party with general access to their books, records or employees for the purpose of enabling such third party to conduct a purchase investigation of the legal, financial or business condition of them PROVIDED, HOWEVER, that nothing contained in this Agreement shall prohibit the Board of Directors of the Company from furnishing information to, or entering into discussions or negotiations with, any person or entity in connection with a proposal in writing by such person or entity to acquire the Company pursuant to a merger, consolidation, share exchange, business combination or other similar transaction or to acquire all or substantially all of the assets of the Company if the Board of Directors of the Company, after consultation with independent legal counsel (which may include its regularly engaged independent legal counsel), determines in good faith that such action is required for the Board of Directors of the Company to comply with its fiduciary duties to shareholders imposed by Texas law.

         Section 5.3 OUTSTANDING OPTIONS, ETC. The Company will take such action as may be necessary to cause any outstanding options, warrants, convertible securities or other rights of any kind to acquire any shares of the capital stock of the Company to be exercised, cancelled or bought by the Company on or prior to the Closing Date. It is understood that any amounts expended by the Company in connection with the satisfaction of its obligations under this Section 5.3 shall be treated as "Permitted Payments" for purposes of
Section 1.7(c).

         Section 5.4 BANK LINE OF CREDIT. The Company shall not make any borrowings under its Line of Credit except for borrowings (a) not to exceed $100,000 in the aggregate to pay for amounts to be paid (i) as compensation to Marcie Zlotnik in excess of the amounts paid to Marcie Zlotnik by the Company in accordance with Section 5.1(d), (ii) for legal fees and disbursements of Brown, Parker & Leahy, LLP counsel to the Company, for services provided on behalf of the Company in connection with the Merger, (b) in the ordinary course of business to fund routine business operations, (c) to fund bonuses to employees in amounts required in order for such employees to exercise any options or rights to provide capital stock of the Company provided such borrowings are repaid upon exercise of such options and (d) not to exceed $25,000 to cancel or buy back any options or rights to purchase the capital stock of the Company in accordance with Section 5.3.

         Section 5.5 APPROVAL BY SHAREHOLDERS. The Company will use its best efforts to ensure that, at the Effective Time, the Merger shall have been duly authorized, and this Agreement shall have been duly adopted, by the Shareholders in accordance with the TBCA.

                                   ARTICLE VI

                              ADDITIONAL COVENANTS

         Each of the Company and the GST Companies covenants and agrees:

         (a) BEST EFFORTS. To proceed diligently and use its best efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper and advisable to consummate the transactions contemplated by this Agreement, including the execution and delivery of the Employment Agreement and the Escrow Agreement.

         (b) COMPLIANCE. To comply in all material respects with all applicable rules and regulations of any Governmental Authority in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby; to use all reasonable efforts to obtain in a timely manner all necessary waivers, consents and approvals and to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

         (c) NOTICE. To give prompt notice to the other party of (i) the occurrence, or failure to occur, of any event whose occurrence or failure to occur, would be likely to cause any representation or warranty contained in this Agreement to be untrue or incorrect in any material respect at any time from the date hereof to the Closing Date and (ii) any material failure on its part, or on the part of any of its officers, directors, employees or agents, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any such notice shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         (d) ACCESS. Subject to the confidentiality arrangement provided in (e) below, to cause its affiliates, officers, directors, employees, auditors and agents to afford the officers, employees and agents of the other party hereto complete access at all reasonable times and upon reasonable notice to its properties, offices and other facilities and to all books and records, and shall furnish such other party with all financial, operating and other data and information as the other party through its officers, employees or agents, may reasonably request, provided that the party providing such access and furnishing such data and information to the other party incurs no cost in doing so.

         (e) CONFIDENTIALITY. To hold in strict confidence all data and information obtained from any other party hereto or any subsidiary, division, associate, representative, agent or affiliate of any such party (unless such information is or becomes publicly available without the fault of any representative of such party, or public disclosure of such information is required by law in the opinion of counsel to such party) that is confidential and shall insure that such representatives do not disclose information to others without the prior written consent of the other party hereto, and in the event of the termination of this Agreement, to cause its representatives to return promptly every document furnished by the other party hereto or any subsidiary, division, associate, representative, agent or affiliate of any such party in connection with the transactions contemplated hereby and any copies thereof which may have been made, other than documents which are publicly available.

         (f) ANNOUNCEMENTS. That all announcements, reports, statements and press releases to the public, the trade or the press or any other third party concerning the transactions contemplated by this Agreement shall be mutually agreed to by the Company and the Buyer before the issuance or the making thereof and, subject to the advice of counsel, no party shall issue any such press releases or make any such public statement prior to such mutual agreement, except as may be required by law. Copies of any such announcement, report, statements or press release, including any announcement or disclosure required by law or by any Governmental Authority, shall be delivered to each of the parties hereto prior to release.

         (g) REORGANIZATION TREATMENT. To use its reasonable efforts to cause the Merger to qualify, and to take no action that would cause the Merger not to qualify, for treatment as a "reorganization" within the meaning of Section 368(a) of the Code for federal income tax purposes, and in such connection, to maintain the separate corporate existence of the Company as the operator of the business operated by it on the date hereof and as a direct subsidiary of GST for a period of not less than one year after the Closing Date.

         (h) DIRECTOR AND OFFICER INDEMNIFICATION AND INSURANCE. From the date hereof through the fifth anniversary of the Closing Date and for so long as any claim asserted prior to such date has not been fully adjudicated by a court of competent jurisdiction, to at all times maintain liability insurance coverage with respect to the Company's directors and officers immediately prior to the Effective Time insuring each such individual against liability for their actions in such capacities taken in connection with the Merger occurring on or before the Closing Date and in scope of coverage and in amounts and having deductibles at least equivalent to that provided to officers of GST's subsidiaries; PROVIDED, HOWEVER, that such insurance coverage can be obtained at commercially reasonable rates, which in no event may exceed 150% of the rates presently paid by GST.


                                   ARTICLE VII

               CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

         The obligations of the Company under this Agreement are subject to the satisfaction, on or prior to the Closing Date, unless waived in writing, of each of the following conditions:

         Section 7.1 REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of the GST Companies contained in this Agreement shall be true and correct in all material respects as of the date when made and at and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof, with the same force and effect as if made on and as of the Closing Date, and the Company shall have received a certificate to that effect and as to the matters set forth in Section 7.2 hereof, dated the Closing Date, from the President or Chief Executive Officer of each of the GST Companies.

         Section 7.2 PERFORMANCE OF COVENANTS. The GST Companies shall have performed or complied in all material respects with all agreements, conditions and covenants required by this Agreement to be performed or complied with by them on or before the Closing Date.

         Section 7.3 NO PROCEEDINGS. No preliminary or permanent injunction or other order (including a temporary restraining order) of any federal, state or local court or other governmental agency or of any foreign jurisdiction that prohibits the consummation of the transactions which are the subject of this Agreement shall have been issued or entered and remain in effect.

         Section 7.4 AGREEMENTS. Each of (i) the Employment Agreement, (ii) indemnification agreements in the form of Annex D hereto (the "Indemnification Agreements") between the Company and each of the officers and directors of the Company in office immediately prior to the Effective Time, and (iii) the registration rights agreement in the form of Annex E hereto (the "Registration Rights Agreement") shall have been executed and delivered by the Company.

         Section 7.5 CONSENTS AND APPROVALS. All filings and registrations with, and notifications to, all Governmental Authorities required for consummation of the transactions contemplated by this Agreement shall have been made, and all consents, approvals and authorizations of all Governmental Authorities and parties to material contracts, licenses, agreements or instruments required for consummation of the transactions contemplated by this Agreement shall have been received and shall be in full force and effect.

         Section 7.6 OPINION OF COUNSEL TO THE GST COMPANIES. The Shareholders shall have received the opinion of Olshan Grundman Frome & Rosenzweig LLP, counsel to the GST Companies (who may rely, as to matters not governed by the laws of New York, United States federal law or the DGCL, on opinions of other counsel reasonably acceptable to the Company), dated the Closing Date, in form reasonably satisfactory to the Company, substantially to the effect that: (i) the GST Companies are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation; (ii) the GST Companies have the corporate power to enter into this Agreement and to consummate the transactions contemplated hereby; (iii) the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the GST Companies; (iv) this Agreement has been duly executed and delivered by the GST Companies and (assuming that it is a valid and binding obligation of the other parties hereto) is a valid and binding obligation of the GST Companies enforceable against the GST Companies in accordance with its terms, except (a) as enforceability may be limited by any bankruptcy, insolvency and other laws affecting the enforcement of creditors' rights generally, and (b) as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), provided that the opinion in (iv) shall not be interpreted as constituting an opinion that any of the provisions of the said agreements do not contravene a provision of law, have the legal effect that they purport to have or are specifically enforceable; (v) the Exchange Shares are duly authorized, and when issued will be validly issued, fully-paid and nonassessable; and (vi) none of the execution, delivery or performance of this Agreement by the GST Companies and the consummation by the GST Companies of the transactions herein contemplated, to the best of such counsel's knowledge, conflict with or result in a breach of, or default under, the GST Companies' certificates of incorporation or By-laws or any material indenture, mortgage, deed of trust, voting trust agreement, stockholders' agreement, note agreement or other material agreement or other material instrument to which the GST Companies are a party or by which the GST Companies are bound or to which any of the property of the GST Companies are subject.

         Section 7.7 MATERIAL CHANGES. Since the date hereof, there shall not have been any material adverse change in the business, operations, financial condition, assets, liabilities, prospects or regulatory status of the GST Companies; provided that the incurrence by the GST Companies of losses from operations during such period shall not in and of itself constitute such material adverse change.

         Section 7.8 TAX MATTERS. The Company shall have received a written opinion of counsel from Brown, Parker & Leahy, L.L.P., in form reasonably satisfactory to its Board of Directors (the "Tax Opinion"), to the effect that
(i) the Merger will  constitute a  reorganization  within the meaning of Section
368(a) of the Code, and (ii) the exchange in the Merger of TotalNet Stock for Exchange Shares will not give rise to gain or loss to the Shareholders with respect to such exchange (except to the extent of any cash received).

         Section 7.9 GUARANTEE OF INDEBTEDNESS. The Buyer shall cause any indebtedness of the Company that is the subject of a guarantee by one or more of the Shareholders to be extinguished at or before the Closing Date, or in the alternative, the Buyer may procure the termination or release of any such guarantee.


                                  ARTICLE VIII

            CONDITIONS PRECEDENT TO OBLIGATIONS OF THE GST COMPANIES

         The obligations of the GST Companies under this Agreement are subject to the satisfaction, on or prior to the Closing Date, unless waived in writing, of each of the following conditions:

         Section 8.1 REPRESENTATION AND WARRANTIES TRUE. The representations and warranties of the Company shall be true and correct in all material respects as of the date when made and at and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof with the same force and effect as if made on and as of the Closing Date, and the Buyer shall have received a certificate to that effect and as to the matters set forth in Section 8.2 hereof, dated the Closing Date, from the President or Chief Executive Officer of the Company.

         Section 8.2 PERFORMANCE OF COVENANTS. The Company shall have performed or complied in all material respects with all agreements, conditions and covenants required by this Agreement to be performed or complied with by it on or before the Closing Date.

         Section 8.3 NO PROCEEDINGS. No preliminary or permanent injunction or other order (including a temporary restraining order) of any federal, state or local court or other governmental agency or of any foreign jurisdiction that prohibits the consummation of the transactions which are the subject of this Agreement or prohibits the Merger or operation of the Company's business shall have been issued or entered and remain in effect.

         Section 8.4 AGREEMENTS. An Employment Agreement in form acceptable to the GST Companies shall have been executed by the Company and Marcie Zlotnik. The Indemnification Agreements and the Registration Rights Agreement shall have been executed by the Shareholders and the Company.

         Section 8.5 CONSENTS AND APPROVALS. All filings and registrations with, and notifications to, all Governmental Authorities required for consummation of the transactions contemplated by this Agreement shall have been made, and all consents, approvals and authorizations of all Governmental Authorities and parties to material contracts, licenses, agreements or instruments required for consummation of the transactions contemplated by this Agreement shall have been received and shall be in full force and effect.

         Section 8.6 OPINION OF THE COMPANY'S COUNSEL. The Buyer shall have received the opinion of Brown, Parker & Leahy LLP, counsel to the Company (who may rely as to matters not governed by the laws of the State of Texas or United States federal law, on opinions of other counsel reasonably acceptable to the Buyer), dated the Closing Date, in form reasonably satisfactory to the Buyer, substantially to the effect that: (i) the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas; (ii) the Company has the corporate power to enter into the Transaction Documents and to consummate the transactions contemplated thereby; (iii) the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby have been duly authorized by requisite corporate action taken on the part of the Company; (iv) each of the Transaction Documents has been executed and delivered by the Company and (assuming that it is a valid and binding obligation of the other parties thereto) is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (a) as enforceability may be limited by any bankruptcy, insolvency and other laws affecting the enforcement of creditors' rights generally, and (b) as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); (v) the TotalNet Stock is duly authorized, validly issued, fully paid and nonassessable, (vi) the execution, delivery or performance of the Transaction Documents by the Company and the consummation by the Company of the transactions therein contemplated, to the best of such counsel's knowledge, will not conflict with or result in a breach of, or default under, the Company's Articles of Incorporation or By-laws or any indenture, mortgage, deed of trust, voting trust agreement, stockholders' agreement, note agreement or other agreement or other instrument to which the Company is a party or by which the Company is bound or to which any of the property of the Company is subject and (vii) there is no action, suit or proceeding pending, or threatened, against or affecting the Company before any court or arbitrator or governmental body, agency or official (or any basis thereof known to us) in which there is a reasonable possibility of an adverse decision which may result in a Company Material Adverse Effect, which could adversely affect the present or prospective ability of the Company to perform its obligations under the Transaction Documents or which in any manner draws into question the validity or enforceability of the Transaction Documents.

         Section 8.7 MATERIAL CHANGES. Since the date hereof, there shall not have been any material adverse change in the business, operations, financial condition, assets, liabilities, prospects or regulatory status of the Company.

         Section 8.8 APPROVAL BY SHAREHOLDERS. This Agreement shall have been approved and adopted by the requisite affirmative vote of the Shareholders in accordance with the TBCA.

         Section 8.9 APPRAISAL RIGHTS. The holders of TotalNet Stock who shall have properly exercised, and who shall not have failed to take any steps theretofore necessary to perfect or who shall not have otherwise subsequently withdrawn or lost, their appraisal rights with respect to such shares, shall hold TotalNet Stock representing not more than 2% of the aggregate of outstanding shares of TotalNet Stock.


                                   ARTICLE IX

                                 INDEMNIFICATION

         Section 9.1 INDEMNIFICATION BY THE SHAREHOLDERS. Subject to the limits set forth in this Article IX, each Shareholder severally, and solely to the extent of his allocable portion of the Escrowed Shares whatever their Market Price, shall indemnify, defend and hold harmless the GST Companies and the Company and each of their directors and officers from and against any and all loss, liability, damage, costs and expenses (including interest, penalties and attorneys' fees) (collectively, "Losses") that the GST Companies, the Company or any of their affiliates may incur or become subject to arising out of or due to the following (individually, an "Indemnifiable Claim" and collectively, "Indemnifiable Claims" when used in the context of the Company, the GST Companies or the Shareholders as the Indemnified Party (as defined below): (i) the claims of any broker or finder engaged by the Shareholders or by the Company prior to the Closing Date,
(ii) any inaccuracy of any representation or the breach of any warranty of the Company contained in Article III of this Agreement and (iii) any breach or failure of observance of any covenant, agreement or commitment made by the Company in this Agreement and required to be performed or fulfilled at or prior to the Closing Date. Each Shareholder severally, and solely to the extent of his allocable portion of the Escrowed Shares whatever their Market Price, shall reimburse the GST Companies and each controlling person for any reasonable and documented legal or any other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, liability, action or proceeding subject to the limitation set forth in Section 9.2. The provisions of
Article IX, including this Section 9.1, shall be acknowledged and agreed to by the Shareholders in the Acknowledgment and Agreement.

         Section 9.2 DISPOSITION OF ESCROWED SHARES. The obligation of the Shareholders pursuant to Section 9.1 shall be satisfied only out of the Escrowed Shares, based on their Market Price computed in accordance with Section 1.7(c) hereof as of any date on which payment is to be made pursuant to this Article
IX. No later than the first anniversary of this Agreement, the parties to the Escrow Agreement shall instruct the Escrow Agent to pay over to the Shareholders the Escrowed Shares then being held pursuant to the Escrow Agreement; unless at such time there is pending against the Shareholders or the GST Companies, or any of them, one or more Indemnifiable Claims, in which case the Escrowed Shares shall be applied to satisfy all such Indemnifiable Claims based on their stated value. In the event the Shareholders believe that the ultimate value of an Indemnifiable Claim is less than its stated value, the Shareholders shall have the option of not having the Escrowed Shares be applied to satisfy any or all Indemnifiable Claims; PROVIDED, HOWEVER, that the Shareholders must first assume such Indemnifiable Claims pursuant to an agreement containing, among other things, such security provisions, as is satisfactory to the Buyer. If and to the extent that from time to time pursuant to the provisions of this Agreement, it is determined in accordance with this Article IX that the GST Companies are entitled to indemnification with respect to Indemnifiable Claims, the parties to the Escrow Agreement shall instruct the Escrow Agent to pay over to the GST Companies the Escrowed Shares, or portion thereof, necessary to satisfy in full such Indemnifiable Claims.

         Section 9.3 INDEMNIFICATION BY THE GST COMPANIES. Subject to the limits on indemnification set forth in this Article IX, including without limitation, those contained in the first sentence of Section 9.1, the GST Companies agree to indemnify, defend and hold the Shareholders harmless from and against any and all Losses that the Shareholders may incur or become subject to arising out of or due to (i) the claims of any broker or finder engaged by the GST Companies;
(ii) any inaccuracy of any representation or the breach of any warranty of the GST Companies contained in Article IV of this Agreement and (iii) any breach or failure of observance of any covenant, agreement or commitment made by the GST Companies in this Agreement. The GST Companies shall reimburse the Company for any reasonable and documented legal or other expenses reasonably incurred by it in connection with investigating or defending any such loss, claim, liability, action or proceeding.

         Section 9.4 SURVIVAL. The obligation of indemnity provided herein shall terminate on the first anniversary of this Agreement.

         Section 9.5 LIMITATIONS. The rights of indemnity provided herein are limited as follows: (a) No party shall assert any claim against the other for indemnification hereunder with respect to any inaccuracy or breach of such warranties, representations, covenants or agreements unless and until the amount of all such claims shall exceed $200,000 and then, only to the extent that such claims exceed $200,000.

         (b) The aggregate amount of claims subject to indemnification hereunder by the Shareholders shall not exceed the value of the Escrowed Shares. Upon the release of all remaining Escrowed Shares to the Shareholders, the Escrowed Shares shall no longer be subject to offset pursuant to these indemnity provisions and the obligation of indemnity provided herein shall terminate. The aggregate amount of claims subject to indemnification hereunder by the GST Companies shall not exceed an amount equal to the Market Price of the Escrowed Shares.

         (c) In case any event shall occur which would otherwise entitle either party to assert a claim for indemnification hereunder, no loss, damage or expense shall be deemed to have been sustained by such party to the extent of any tax savings realized by such party with respect thereto.

         Section 9.6 THIRD PARTY CLAIMS. In order for a party (the "Indemnified Party") to be entitled to any indemnification provided for under this Agreement in respect of, arising out of, or involving a claim or demand or written notice made by any third party against the Indemnified Party (a "Third Party Claim") after the Closing Date, such Indemnified Party must notify the indemnifying party (the "Indemnifying Party") in writing of the Third Party Claim within 30 business days after receipt by such indemnified party of written notice of the Third Party Claim; provided that the failure of any Indemnified Party to give timely notice shall not affect his right of indemnification hereunder except to the extent the Indemnifying Party has actually been prejudiced or damaged thereby. If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party (which counsel shall be reasonably satisfactory to the Indemnified Party). The Indemnifying Party may, in its discretion, effect any settlement of any pending or threatened suit or proceeding which it controls; PROVIDED, HOWEVER, that the Indemnifying Party shall not effect any settlement of any such pending or threatened suit or proceeding (A) without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld) or (B) unless such settlement includes (i) an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such suit or proceeding, (ii) no admission or acknowledgment of culpability or wrongdoing by such Indemnified Party and (iii) no provision for any nonmonetary relief to any person to be performed by such Indemnified Party. If any Indemnifying Party shall not have assumed the defense of such pending or threatened suit or proceeding as provided hereunder, such Indemnified Party may effect any settlement of such pending or threatened suit or proceeding only with the Indemnifying Party's prior consent (which consent shall not be unreasonably withheld). If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party will cooperate in all reasonable respects with the Indemnifying Party in connection with such defense, and shall have the right to participate in such defense with counsel selected by it. The fees and disbursements of such counsel, however, shall be at the expense of the indemnified party; PROVIDED, HOWEVER, that, in the case of any Third Party Claim of which the Indemnifying Party has not employed counsel to assume the defense, the fees and disbursements of such counsel shall be at the expense of the Indemnifying Party.

         Section 9.7 REDUCTION FOR INSURANCE. The gross amount which an Indemnifying Party is liable to, for, or on behalf of the Indemnified Party pursuant to this Article IX (the "Indemnifiable Loss") shall be reduced (including, without limitation, retroactively) by any insurance proceeds actually recovered by or on behalf of such Indemnified Party related to the Indemnifiable Loss. If an Indemnified Party shall have received or shall have had paid on its behalf an indemnity payment in respect of an Indemnifiable Loss and shall subsequently receive directly or indirectly insurance proceeds in respect of such Indemnifiable Loss, then such indemnified party shall pay to such Indemnifying Party the net amount of such insurance proceeds or, if less, the amount of such indemnity payment.

         Section 9.8 NOTICE OF CLAIM; DISPUTE. In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement, and as a prerequisite to any recovery pursuant to any such indemnification, the Indemnified Party shall, upon obtaining knowledge thereof, promptly notify the indemnifying party in writing of any damage, claim, loss, liability or expense which the indemnified party has determined has given or could give rise to a claim for indemnity pursuant to this Article IX (such written notice being hereinafter referred to as "Notice of Claim." A Notice of Claim shall specify, in reasonable detail, the nature of any such claim which gives rise to a right of indemnification. Upon receipt of a Notice of Claim, the Indemnifying Party shall have 20 days to, at Indemnifying Party's sole discretion, either (i) accept the claim giving rise to a right of indemnification and undertake proper remedial actions, or (ii) dispute such claim by providing written notice to the Indemnified Party which specified, in reasonable detail, why such claim does not give rise to a right of indemnification (such written notice being hereinafter referred to as a "Dispute Notice"). In the event a Dispute Notice is issued, the parties shall exercise their best efforts to reach a mutually acceptable resolution of such dispute within 30 days after the issuance of such Dispute Notice. In the event the parties are unable to resolve such dispute within the requisite period, such dispute shall be settled by final and binding arbitration in Denver, Colorado in accordance with the commercial rules and regulations of the American Arbitration Association, in effect as of the date of this Agreement.


                                    ARTICLE X

                        TERMINATION, AMENDMENT AND WAIVER

         Section 10.1 TERMINATION. This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the
Closing:

         (a) By mutual written consent of the Buyer and the Company;

         (b) By either the Buyer or the Company if the transactions contemplated by this Agreement shall not have been consummated on or before November 22, 1996;

         (c) By the Company if any condition specified in Article VII hereto has not been met or waived by the Company at such time as such condition can no longer be satisfied; or

         (d) By the Buyer if any condition specified in Article VIII hereto has not been met or waived by the Buyer at such time as such condition can no longer be satisfied; or

         (e) By either the Buyer or the Company if a court of competent jurisdiction or Governmental Authority shall have issued a final, non-appealable order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

         Section 10.2 EFFECT OF TERMINATION. The termination of this Agreement in accordance with Section 10.1 hereof shall have no effect on whatever rights and remedies the parties hereto may have against one another by reason of such termination.

         Section 10.3 AMENDMENT. This Agreement may be amended by the written agreement of the parties hereto.


                                   ARTICLE XI

                                  MISCELLANEOUS

         Section 11.1 EXPENSES. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses regardless of the termination of this Agreement or the failure to consummate the transactions contemplated hereby; provided, that payments to Brown, Parker & Leahy, LLP, counsel to the Company, of legal fees and disbursements shall not exceed the limitations set forth in Section 5.4.

         Section 11.2 NOTICES. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or by facsimile transmission, in either case with receipt acknowledged, or five days after being sent by registered or certified mail, return receipt requested, postage prepaid:

                  (a) If to the GST Companies to:

                           GST Telecommunications, Inc.
                           4317 N.E. Thurston Way
                           Vancouver, Washington  98662
                           Attention:  Chief Executive Officer

                           with a copy to:

                           Olshan Grundman Frome & Rosenzweig LLP
                           505 Park Avenue
                           New York, New York  10022
                           Attention:  Stephen Irwin, Esq.

                  (b) If to the Company to:

                           TotalNet Communications Inc.
                           515 Post Oak Boulevard
                           Suite 525
                           Houston, Texas  77002
                           Attention: Marcie C. Zlotnik
                           with a copy to:

                           Brown, Parker & Leahy, LLP
                           Two Allen Center
                           1200 Smith Street
                           Suite 3600
                           Houston, Texas  77002
                           Attention:  Charles D. Powell, Esq.

or to such other address as any party shall have specified by notice in writing to the other in compliance with this Section 11.2.

         Section 11.3 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, representations and understandings among the parties hereto including the Letter of Intent.

         Section 11.4 BINDING EFFECT, BENEFITS, ASSIGNMENTS. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; except for the Shareholders, who are expressly acknowledged as third-party beneficiaries under this Agreement with full power to seek enforcement or damages arising from a breach of its terms, nothing in this Agreement, expressed or implied, is intended to confer on any other person, other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. This Agreement may not be assigned without the prior written consent of the other parties hereto.

         Section 11.5 APPLICABLE LAW. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws.

         Section 11.6 JURISDICTION. The parties hereto agree to submit to the jurisdiction of any federal or state court located in the State of Washington for the purpose of resolving any action or claim arising out of the performance of the provisions of this Agreement.

         Section 11.7 HEADINGS. The headings and captions in this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

         Section   11.8   COUNTERPARTS.   This   Agreement   may   be   executed
simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year hereinabove first set forth.

                                           TOTALNET COMMUNICATIONS INC.


                                           By:/s/ George B. Kelly
                                              ------------------------------
                                              Name:  George B. Kelly
                                              Title: Chairman


                                           GST NEWCO OF TEXAS, INC.


                                           By:/s/ Stephen Irwin
                                              ------------------------------
                                              Name:  Stephen Irwin
                                              Title: Secretary


                                          GST TELECOMMUNICATIONS, INC.


                                          By:/s/ Stephen Irwin
                                              ------------------------------
                                              Name:  Stephen Irwin
                                              Title: Secretary

                                TABLE OF CONTENTS

                                                                         PAGE


                                    ARTICLE I

TRANSACTIONS AND TERMS OF THE MERGER......................................2
         1.1  MERGER  ....................................................2
         1.2  TIME AND PLACE OF CLOSING...................................2
         1.3  EFFECTIVE TIME..............................................2
         1.4  CHARTER ....................................................2
         1.5  BYLAWS  ....................................................3
         1.6  DIRECTORS AND OFFICERS......................................3
         1.7  CONVERSION OF SHARES........................................3
         1.8  ANTI-DILUTION PROVISIONS....................................4
         1.9  SHARES HELD IN TREASURY.....................................5
         1.10  FRACTIONAL SHARES..........................................5

                                   ARTICLE II

EXCHANGE OF SHARES........................................................5
         2.1  EXCHANGE PROCEDURES.........................................5
         2.2  RIGHTS OF FORMER SHAREHOLDERS OF THE COMPANY................6

                                   ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY.............................7
         3.1  CORPORATE ORGANIZATION; REQUISITE AUTHORITY TO
                      CONDUCT BUSINESS; ARTICLES OF INCORPORATION AND
                      BY-LAWS.............................................7
         3.2  CAPITALIZATION..............................................7
         3.3  SUBSIDIARIES, ETC...........................................7
         3.4  AUTHORITY RELATIVE TO AND VALIDITY OF AGREEMENTS............8
         3.5  REQUIRED FILINGS AND CONSENTS; NO CONFLICT..................8
         3.6  FINANCIAL STATEMENTS; BOOKS OF ACCOUNT; RECORDS.............9
         3.7  NO UNDISCLOSED LIABILITIES..................................9
         3.8  ABSENCE OF CERTAIN CHANGES AND EVENTS......................10
         3.9  TAXES AND TAX RETURNS......................................10
         3.10 EMPLOYEE BENEFIT PLANS.....................................11
         3.11 TITLE TO PROPERTY..........................................12
         3.12 TRADEMARKS, PATENTS AND COPYRIGHTS.........................12
         3.13 LEGAL PROCEEDINGS, CLAIMS, INVESTIGATIONS, ETC.............13
         3.14 INSURANCE..................................................13
         3.15 MATERIAL CONTRACTS.........................................13
         3.16 CERTAIN TRANSACTIONS.......................................14
         3.17 BROKER ....................................................15
         3.18 ENVIRONMENTAL MATTERS......................................15
         3.19 ILLEGAL PAYMENTS...........................................15
         3.20 COMPLIANCE WITH LAW........................................16
         3.21 RECEIVABLES................................................16
         3.22 LABOR .....................................................17
         3.23 OFFICERS, EMPLOYEES AND COMPENSATION.......................17

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


                                                                         PAGE

         3.24  BANKS; SAFE DEPOSIT BOXES.................................18
         3.25  CREDIT TERMS..............................................18
         3.26  CLOSING DATE EFFECT.......................................18
         3.27  COMPLETE DISCLOSURE.......................................18
         3.28  REORGANIZATION AND REGULATORY MATTERS.....................18

                                   ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE GST COMPANIES......................19
         4.1  CORPORATE ORGANIZATION; REQUISITE AUTHORITY TO
                CONDUCT BUSINESS.........................................19
         4.2  EXECUTION AND DELIVERY.....................................19
         4.3  NO CONFLICTS; ABSENCE OF DEFAULTS..........................20
         4.4  CAPITALIZATION.............................................20
         4.5  SEC REPORTS AND FINANCIAL STATEMENTS.......................20
         4.6  NO UNDISCLOSED LIABILITIES.................................21
         4.7  ABSENCE OF CERTAIN CHANGES AND EVENTS......................21
         4.8  TAXES AND TAX RETURNS......................................21
         4.9  BROKER  ...................................................22
         4.10 LEGAL PROCEEDINGS, CLAIMS, ETC.............................22
         4.11 ENVIRONMENTAL MATTERS......................................22
         4.12 COMPLIANCE WITH LAW........................................23
         4.13 CLOSING DATE EFFECT........................................23
         4.14 COMPLETE DISCLOSURE........................................23
         4.15 REORGANIZATION MATTERS....................................23

                                    ARTICLE V

COVENANTS OF THE COMPANY.................................................24
         5.1  COVENANTS OF THE COMPANY REGARDING CONDUCT OF
                BUSINESS OPERATIONS PENDING THE CLOSING..................24
         5.2  NO OTHER NEGOTIATIONS......................................26
         5.3  OUTSTANDING OPTIONS, ETC...................................26
         5.4  BANK LINE OF CREDIT........................................26
         5.5  APPROVAL BY SHAREHOLDERS...................................27

                                   ARTICLE VI

ADDITIONAL COVENANTS.....................................................27

                                   ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY.......................29
         7.1  REPRESENTATIONS AND WARRANTIES TRUE........................29
         7.2  PERFORMANCE OF COVENANTS...................................29
         7.3  NO PROCEEDINGS.............................................29
         7.4  AGREEMENTS.................................................29
         7.5  CONSENTS AND APPROVALS.....................................29
         7.6  OPINION OF COUNSEL TO THE GST COMPANIES....................30
         7.7  MATERIAL CHANGES...........................................30
         7.8  TAX MATTERS................................................31

         7.9  GUARANTEE OF INDEBTEDNESS..................................31

                                  ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE GST COMPANIES.................31
         8.1  REPRESENTATION AND WARRANTIES TRUE.........................31
         8.2  PERFORMANCE OF COVENANTS...................................31
         8.3  NO PROCEEDINGS.............................................31
         8.4  AGREEMENTS.................................................32
         8.5  CONSENTS AND APPROVALS.....................................32
         8.6  OPINION OF THE COMPANY'S COUNSEL...........................32
         8.7  MATERIAL CHANGES...........................................33
         8.8  APPROVAL BY SHAREHOLDERS...................................33
         8.9  APPRAISAL RIGHTS...........................................33

                                   ARTICLE IX

INDEMNIFICATION..........................................................33
         9.1  INDEMNIFICATION BY THE SHAREHOLDER.........................33
         9.2  DISPOSITION OF ESCROWED SHARES.............................34
         9.3  INDEMNIFICATION BY THE GST COMPANIES.......................34
         9.4  SURVIVAL...................................................34
         9.5  LIMITATIONS................................................35
         9.6  THIRD PARTY CLAIMS.........................................35
         9.7  REDUCTION FOR INSURANCE....................................36
         9.8  NOTICE OF CLAIM; DISPUTE...................................36

                                    ARTICLE X

TERMINATION, AMENDMENT AND WAIVER........................................37
         10.1  TERMINATION...............................................37
         10.2  EFFECT OF TERMINATION.....................................37
         10.3  AMENDMENT.................................................37

                                   ARTICLE XI

MISCELLANEOUS............................................................37
         11.1  EXPENSES..................................................37
         11.2  NOTICES...................................................38
         11.3  ENTIRE AGREEMENT..........................................38
         11.4  BINDING EFFECT, BENEFITS, ASSIGNMENTS.....................39
         11.5  APPLICABLE LAW............................................39
         11.6  JURISDICTION..............................................39
         11.7  HEADINGS..................................................39
         11.8  COUNTERPARTS..............................................39

EXHIBITS

         Exhibit A                  List of TotalNet Shareholders


ANNEXES

         Annex A                    Form of Escrow Agreement

         Annex B                    Acknowledgment and Agreement

         Annex C                    [Intentionally Omitted]

         Annex D                    Form of Indemnification Agreement

         Annex E                    Form of Registration Rights Agreement

SCHEDULES

Schedule 3.2   Capitalization

Schedule 3.5   Required Filings and Consents; No Conflict

Schedule 3.7   No Undisclosed Liabilities

Schedule 3.8   Absence of Certain Changes and Events

Schedule 3.9   Taxes and Tax Returns

Schedule 3.10  Employee Benefit Plans

Schedule 3.11  Title to Property

Schedule 3.12  Trademarks, Patents and Copyrights

Schedule 3.13  Legal Proceedings, Claims, Investigations, etc.

Schedule 3.14  Insurance

Schedule 3.15  Material Contracts

Schedule 3.16  Certain Transactions

Schedule 3.20  Compliance with Law

Schedule 3.23  Officers, Employees and Compensation

Schedule 3.24  Banks; Safe Deposit Boxes

Schedule 3.25  Credit Terms

Schedule 4.2   Execution and Delivery